BANK OF AMERICA

                             BUSINESS LOAN AGREEMENT

This Agreement dated as of March 15, 2000, is between Bank of America, N A (the "Bank") and

Roseville Communications Company (the "Borrower").

1.     LINE OF CREDIT AMOUNT AND TERMS

1.1     Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Thirty Million and 00/100 Dollars ($30,000,000.00).

(b) This is a revolving line of credit providing for cash advances. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and June 1, 2003, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

1.3     Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate minus 0.5 percentage points.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.4     Repayment Terms.

(a) The Borrower will pay interest on March 1, 2000, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)     Short Term Fixed Rates.

(b)      the LIBOR Rate plus 0.75 percentage points

2.     OPTIONAL INTEREST RATES

2.1 Optional Rates Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 Short Term Fixed Rate. The election of Short Term Fixed Rates shall be subject to the following terms and requirements:

(a) The `Short Term Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply during the applicable interest period.

(b) The interest period during which the Short Term Fixed Rate will be in effect will be one year or less.

(c) Each Short Term Fixed Rate Portion will be for an amount not less than the following:
        (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

        (ii) for interest periods of between 30 days and 90 days, One Million Dollars ($1,000,000).

        (iii) for interest periods of between 2 days and 29 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than thirty million (30,000,000) dollar-days.

        (iv)      for interest periods of 1 day, Fifteen Million Dollars
                  ($15,000,000).

(d) Each prepayment of a Short Term Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(e) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

2.3 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than the following:

        (i) for interest periods of four months or longer, Five Hundred Thousand Dollars ($500,000).

        (ii) for interest periods of one, two or three months, One Million Dollars ($1,000,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate = London Inter-Bank Offered Rate

                                -------------------------------
                                  (1.00 - Reserve Percentage)

        Where,

        (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 am. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

        (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.


3.     FEES AND EXPENSES

3.1     Fees.

(a) Unused commitment fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.125% per year. This fee is due on March 31, 2000, and on the last day of each following quarter until the expiration of the availability period.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

 3.3    Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys fees, including any allocated costs of the Bank's in-house counsel.

4.     DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3      Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 12337-22696, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

4.4     Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 12337-22696, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.7 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2     Governing Documents. A copy of the Borrower's articles of incorporation.

5.3 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.4      Other Items. Any other items that the Bank reasonably requires.


6.     REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of September 30, 1999, is:

 (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.

 (b)    in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.10 Income Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds. To use the proceeds of the credit only for equipment financing, general corporate purposes and common stock repurchase.

7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

(b) Within 60 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Within the period(s) provided in 7.2 (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3 Net Worth. To maintain on a consolidated basis net worth equal to at least One Hundred Eighty Million Dollars ($180,000,000).

7.4 Total Liabilities to Net Worth. To maintain on a consolidated basis a ratio of total liabilities to net worth not exceeding 1.0:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

7.5 Minimum Net Income. To earn on a consolidated basis net income after taxes and extraordinary items of at least Fifteen Million Dollars ($15,000,000) as of the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

7.6 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)     Obtaining surety bonds in the usual course of business.

(d) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts with a maturity of over five (5) years from the date of its origination in an amount not exceeding Fifty Million Dollars ($50,000,000).

7.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens for taxes not yet due.

7.8 Loans and Investments. Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)     existing investments in the Borrower's current subsidiaries.

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(c)     investments in any of the following:

        (i)       certificates of deposit;

        (ii) U.S. treasury bills and other obligations of the federal government.

(d) investments that do not materially change the nature or scope of business that is currently conducted by the Borrower.

7.9 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership.

7.10    Notices to Bank. To promptly notify the Bank in writing of:

(a) any lawsuit over Five Million Dollars ($5,000,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Million and 00/100 Dollars ($1,000,000) in the aggregate.

7.11 Books and Records. To maintain adequate books and records.

7.12 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.13 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.14 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.15 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.16 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.17 General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

7.18 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(e) enter into any sale and leaseback agreement covering any of its fixed assets.

(f) voluntarily suspend its business for more than 3 consecutive days in any 30 day period.

7.19 ERISA Plans. Promptly during each year, to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

 8.    DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 False Information. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

8.3 Bankruptcy. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the

Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

8.4 Receivers. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

8.5 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any insurance coverage.

8.6 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

8.7 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

8.8 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has guaranteed.

8.9 Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

8.10 Other Bank Agreements. The Borrower (or any guarantor) or any of the Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

8.11 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1  GAAP.  Except  as  otherwise  stated  in  this  Agreement,   all  financial
information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2  California Law. This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4      Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to:

        (i) this Agreement (including any renewals, extensions or modifications); or
        (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the `Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d)     The arbitration  shall be administered by J.A.M.S.  and conducted in any
        U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)     This  paragraph does not limit the right of the Borrower or the Bank to:
        (i) exercise  self-help  remedies,  such as but not limited to,  setoff;
        (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.
The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default.
Any consent or waiver under this Agreement must be in writing.

9.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.8 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

9.9 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.10 Commitment Expiration. The Bank's commitment to extend credit under this Agreement will expire on June 1, 2000, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                   Roseville Communications Company

By:  Robert L. Munn, Jr.,               By:  Brian H. Strom,
     Senior Vice President                   President


Address where notices to the Bank are to be sent:

                                                          Address for Notices:
Sacramento Commercial Banking Office #01489
555 Capitol Mall, Suite 150                               211 Lincoln Street
Sacramento, CA 95814                                      Roseville, CA 95661

                                 BANK OF AMERICA

                             AMENDMENT TO DOCUMENTS
                   AMENDMENT NO. I TO BUSINESS LOAN AGREEMENT


This  Amendment  No. 1 (the  "Amendment")  dated as of April 10,  2000 is
                                                       ----------------
between Bank of America, NA. (the Bank') and Roseville Communications Company( (the "Borrower").

                                    RECITALS

   A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of March 15, 2000 (the "Agreement').

   B.      The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

   1.      Definitions. Capitalized terms used but not defined in this Amendment
           -----------
           shall have the meaning given to them in the Agreement.

   2.      Amendments. The Agreement is hereby amended as follows:
           ----------

          2.1 Subparagraph (d) of Paragraph 7.18 of the Agreement is amended to read in its entirety as follows:

                  "(d) sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business and excepting further any sale by Borrower of all or a portion of its limited partnership interest in Sacramento-Valley Limited Partnership, a California limited partnership."

  3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

  4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

      This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.                       Roseville Communications Company


X                                           X
 ---------------------------                 -----------------------------
By:  Robert L. Munn, Jr.,                    By:  Brian H. Strom,
     Senior Vice President                        President